Exhibit 10.13

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT EAGLEROCK LAND, LLC TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made and entered into by and between Hydrosource Logistics, LLC, a Texas limited liability company (the “Company”), EagleRock Land, LLC, a Texas limited liability company (the “EagleRock”), and Neal Shah (“Executive”) effective as of April 15, 2026 (the “Effective Date”). Prior to the IPO Closing Date (defined below), for purposes of this Agreement, EagleRock shall only be deemed a party to this Agreement for purposes of this Assignment contemplated below.

RECITALS

WHEREAS, the Executive and the Company previously entered into that certain Employment Agreement dated as of December 14, 2025 (as amended, the “Prior Agreement”);

WHEREAS, the Company and the Executive wish to make certain changes to the Prior Agreement, and enter into this Agreement, which shall amend and restate the Prior Agreement in its entirety as of the Effective Date;

WHEREAS, pursuant to Section 19 of the Prior Agreement, the Prior Agreement may be amended at any time by written agreement between the Company and the Executive;

WHEREAS, the Executive is currently employed by the Company, and the parties acknowledge and agree that, effective automatically upon the effectiveness of the Form S-1 registration statement of EagleRock filed in connection with the IPO (as defined below, with the date of such effectiveness, the “IPO Effective Date”), the Company shall assign this Agreement to EagleRock, after which EagleRock shall be deemed Executive’s employer for all purposes under this Agreement and EagleRock shall assume all rights, responsibilities and obligations of the “Company” party, and “NewCo”, within the Agreement (the “Assignment”);

WHEREAS, the Assignment shall be deemed a springing assignment that is contingent upon and effective only upon the IPO Effective Date; and

WHEREAS, the Executive has also consented to the Assignment;

NOW THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment. During the Employment Period (as defined in Section 4), the Company shall employ Executive, and Executive shall serve, as President and Chief Financial Officer of the Company and in such other position or positions as may be assigned from time to time by the board of managers (the “Board”). During the Employment Period, Executive’s principal place of business shall be Dallas, subject to travel as may be required in the course of Executive’s duties, including to the Company’s offices in Houston.

2. Duties and Responsibilities of Executive.

(a) During the Employment Period, Executive shall devote Executive’s best efforts and full business time and attention to the businesses of the Company and its direct and indirect subsidiaries as may exist from time to time (collectively, the Parent and its direct and indirect subsidiaries are referred to as the “Company Group”) as may be requested by the Board from time to time. Executive’s authority, duties and responsibilities shall include those normally incidental to the position(s) identified in Section 1, which will include leading and supporting the Company’s efforts to become (or to cause one of its affiliates to become) publicly listed though transactions intended to result in the Company (or one of its affiliates) being publicly listed or an initial public offering of the Company or one of its affiliates (such event, a “Public Listing”), and related strategic activities. Upon the consummation of a Public Listing, Executive will transition to President and Chief Financial Officer of the newly publicly traded entity (“NewCo”). Executive may, without violating this Section 2(a), (i) as a passive investment, own publicly traded securities, in an amount not to exceed 5% of any company, in such form or manner as will not require any services by Executive in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; or (iii) engage in other personal and passive investment activities, in each case, so long as such ownership, interests or activities do not interfere with Executive’s ability to fulfill Executive’s duties and responsibilities under this Agreement and are not inconsistent with Executive’s obligations to any member of the Company Group or competitive with the business of any member of the Company Group.

(b) Executive owes each member of the Company Group fiduciary duties (including (i) duties of loyalty and disclosure and (ii) such fiduciary duties that an officer of the Company would have if the Company were a corporation organized under the laws of the State of Delaware), and the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Executive owes each member of the Company Group under statutory and common law.

3. Compensation.

(a) Signing Bonus. Upon execution of this Agreement, Executive shall receive a signing bonus of $250,000, less applicable taxes and withholdings within 30 days.

(b) Base Salary. During the Employment Period, the Company shall pay to Executive an annualized base salary of $500,000 (the “Base Salary”), less applicable taxes and other withholdings, in consideration for Executive’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly. Executive’s Base Salary shall be reviewed and may only be increased (not decreased) from time to time in the discretion of the Board or the compensation committee thereof. Upon the consummation of a Public Listing and Executive’s transition to President and CFO of NewCo, Executive’s compensation will be reviewed and aligned with market practices for similar public companies as determined by NewCo’s board of directors (the “NewCo Board”) or compensation committee thereof (the “NewCo Compensation Committee”), with input from an independent compensation consultant.

(c) Annual Bonus. For each complete calendar year that Executive is employed hereunder, Executive may be eligible for discretionary bonus compensation in an amount determined by the Board (or a committee thereof) in its sole discretion (the “Annual Bonus”). Each Annual Bonus, if any, shall be paid as soon as administratively feasible after the Board (or a committee thereof) has made such determination, but in no event later than March 15 following the end of the applicable year. In determining whether and to what extent Executive is entitled to an Annual Bonus, Executive shall be treated no less favorably than other executive officers of the Company. Notwithstanding anything in this Section 3(c) to the contrary, no Annual Bonus, if any, nor any portion thereof, shall be payable for any year unless Executive remains continuously employed by the Company from the Effective Date through the end of the applicable year to which such Annual Bonus relates; it being understood that if Executive remains employed through the end of any calendar year, he shall be entitled to receive a bonus for such year, regardless of whether his employment shall have terminated for any reason other than for Cause prior to the date of payment of the Annual Bonus for such year.

(d) Public Listing Award. Upon the successful completion of a Public Listing of NewCo or a successor thereto and subject to Executive’s continuous employment with the NewCo through the date thereof (the “Performance Condition”), NewCo shall grant Executive a one-time bonus of $10,000,000, payable in cash or fully-vested shares of NewCo, subject to Newco’s applicable equity incentive plan and a definitive award agreement approved by the NewCo Board or the NewCo Compensation Committee (the “Public Listing Bonus”), on terms no less favorable to Executive than that provided under this Agreement. Within thirty (30) days following the Public Listing of Newco, the Company’s Chief Executive Officer will provide Executive with a written notice that specifies whether the Public Listing Bonus will be paid in the form of cash, NewCo shares or a combination of cash and NewCo shares, with such decision regarding settlement to apply uniformly to all executive officers that are entitled to a “Public Listing Bonus” within their individual employment agreements. The Public Listing Bonus, whether payable in cash or shares of NewCo, shall be paid or issued to Executive in two tranches, with one-half (1⁄2) of such amount paid or issued within the first week of the fiscal quarter immediately following the quarter in which the Public Listing occurs and the remaining one-half (1⁄2) paid or issued within the first week of the fiscal quarter thereafter, but in all events no later than March 15 of such following calendar year. Further provided that settlement may occur at any time prior to such date, as determined by the Company’s Chief Executive Officer in its sole discretion. Notwithstanding the time of settlement provided within this paragraph, if applicable, the number of shares issuable pursuant to the Public Listing Bonus shall be determined by dividing the amount payable in shares by the offering price in connection with the Public Listing, with any fractional share rounded down to the nearest whole share. The Public Listing Bonus will be subject to applicable taxes and other withholdings; provided that, to the extent the Public Listing Bonus is payable in shares, Executive shall have the right to elect to have any applicable withholding satisfied through the withholding of shares based on their then fair market value.

(e) Public Listing Additional Bonus. Executive will be eligible to receive additional compensation (the “Public Listing Additional Bonus”) as set forth in Exhibit A.

(f) Cash Bonus upon a Company Sale or Asset Sale. If prior to a Public Listing, the Company or any affiliated entity, including the entity intended to become a publicly traded company upon the Public Listing and Lea and Eddy Holdings LLC (as applicable, the “Selling Company”), engages in a sale, whether in a single transaction or cumulatively in a series of transactions, of:

(i) the majority of the equity interests (i.e., whether capital interests, stock of any class or warrants or other convertible interests) in the Selling Company; or

(ii) substantially all of the assets of the Selling Company,

Executive shall be paid a cash bonus with respect to each such transaction (including on a cumulative basis, in connection with that transaction in series of transactions that causes such transactions to cumulatively meet the foregoing conditions) equal to one percent (1%) of the aggregate sales price payable for such equity interests or assets in any such transaction or transactions, net of (1) any indebtedness of the Selling Company or any of its affiliates repaid or otherwise satisfied from such sale proceeds and (2) all other selling or transaction expenses. Any such bonus shall be paid no later than thirty (30) days following the closing of the applicable sale transaction, provided Executive does not voluntarily terminate his employment with the Company (or any successor in interest thereto) prior to the earlier to occur of (i) the closing date of the transaction giving rise to such payment and (ii) December 31, 2027, and shall be subject to applicable taxes and withholdings. In the event that a binding written agreement is entered into on or before December 31, 2027, such transaction closes after December 31, 2027 and such transaction would have resulted in the payment of a bonus under this Section 3(f) if the closing had occurred on or before December 31, 2027, the Company shall pay Executive the bonus specified in this Section 3(f) within 30 days of the closing of such transaction. The bonus in this Section 3(f) shall be credited towards the Severance Payment as set forth in Section 7(f)(ii)(C).

(g) Except as expressly provided in the last sentence of this paragraph, notwithstanding anything to the contrary herein, Sections 3(d), 3(e) and 3(f) shall be automatically canceled and of no further force or effect upon the earlier of: (i) the termination of Executive’s employment pursuant to Sections 7(a), 7(d) or 7(e); (ii) the termination of Executive’s employment and the payment in full of the Severance Payment pursuant to Section 7(f)(ii)(A) and (iii) the close of business on December 31, 2027.

4. Term of Employment. The initial term of Executive’s employment under this Agreement shall be for the period beginning on the Effective Date and ending on December 31, 2027 (the “Initial Term”). Commencing sixty (60) days prior to the expiration of the Initial Term, the Company and Executive shall negotiate in good faith to enter into a new employment agreement, which will govern Executive’s employment following the Initial Term. Notwithstanding any other provision of this Agreement, Executive’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 7. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Executive’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5. Business Expenses. Subject to Section 25 and otherwise applicable tax requirements, the Company shall reimburse Executive for Executive’s reasonable out-of-pocket business-related expenses actually incurred in the performance of Executive’s duties under this Agreement, so long as Executive timely submits all documentation for such expenses, as required by Company policy in effect from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive). In no event shall any reimbursement be made to Executive for any expenses incurred after the date of termination of Executive’s employment with the Company.

6. Benefits. During the Employment Period, Executive shall be eligible to participate in the same benefit plans and programs in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Company shall not, however, by reason of this Section 6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees generally.

7. Termination of Employment.

(a) Company’s Right to Terminate Executive’s Employment for Cause. The Company shall have the right to terminate Executive’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) Executive’s willful failure, other than due to Disability, to substantially perform Executive’s duties pursuant to this Agreement or to comply in any material respect with a lawful directive from the Board, as determined by the Board in good faith (sitting without Executive, if applicable);

(ii) Executive’s conviction of, or plea of nolo contendere by Executive to, or imposition of unadjudicated probation for, any felony or any crime involving moral turpitude;

(iii) Executive’s unlawful use or possession of illegal drugs on the Company’s premises or while performing Executive’s duties;

(iv) Executive’s fraud, embezzlement, misappropriation, material misconduct or breach of fiduciary duty with respect to the Company; or

(v) Executive’s material breach of this Agreement or any other written agreement between Executive and one or more members of the Company Group, including Executive’s material breach of any representation, warranty or covenant made under any such agreement;

provided, however, that if Executive’s actions or omissions as set forth in this Section 7 are of such a nature that the Board in good faith determines are curable by Executive, such actions or omissions must remain uncured thirty days after the Board first provided Executive written notice of the obligation to cure such actions or omissions.

(b) Company’s Right to Terminate for Convenience. The Company shall have the right to terminate Executive’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Executive. For the avoidance of doubt, any termination of Executive’s employment for convenience or the Company’s non-renewal of Executive’s employment under this Agreement will be treated as a termination without Cause for purposes of Section 7(f)(ii)(A).

(c) Executive’s Right to Terminate for Good Reason. Executive shall have the right to terminate Executive’s employment with the Company for Good Reason at any time. For purposes of this Agreement, “Good Reason” shall mean:

(i) a material diminution in Executive’s Base Salary or target bonus opportunity (other than an Across-the-Company Reduction);

(ii) a material diminution in Executive’s title, authority, duties or responsibilities with the Company or its subsidiaries; or

(iii) the relocation of the geographic location of Executive’s principal place of employment by more than fifty miles from the location of Executive’s principal place of employment as of the Effective Date.

An “Across-the-Company Reduction” shall mean a proportionate reduction in salaries of similarly situated senior executives employed by the Company.

Notwithstanding the foregoing provisions of this Section 7(c) or any other provision of this Agreement to the contrary, any assertion by Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 7(c)(i), (ii) or (iii) giving rise to Executive’s termination of employment must have arisen without Executive’s prior written consent; (B) Executive must provide written notice to the Board of the existence of such condition(s) within sixty days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty days following the Board’s receipt of such written notice; and (D) the date of Executive’s termination of employment must occur within thirty days following the expiration of the Board’s cure period in (C) above.

(d) Death or Disability. Upon the death of Executive, or upon written notice from the Company following Executive’s Disability, Executive’s employment with the Company shall automatically (and without any further action by any person or entity) terminate with no further obligation under this Agreement of either party hereunder, other than any benefits provided in accordance with the terms of any applicable employee benefit plan. For purposes of this Agreement, a “Disability” shall exist if the Board determines in good faith that Executive is unable to perform the essential functions of Executive’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment that continues, or can reasonably be expected to continue, for a period in excess of one hundred-twenty (120) consecutive days or one hundred-eighty (180) days, whether or not consecutive (or for any longer period as may be required by applicable law), in any twelve-month period.

(e) Executive’s Right to Terminate for Convenience. In addition to Executive’s right to terminate Executive’s employment for Good Reason, Executive shall have the right to terminate Executive’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon thirty days’ advance written notice to the Company.

(f) Effect of Termination.

(i) Termination by the Company for Cause; Resignation by Executive without Good Reason; Termination Due to Death or Disability. If Executive’s employment hereunder is terminated by the Company for Cause (including a resignation by Executive at a time when grounds for Cause exist), Executive resigns without Good Reason, or Executive’s employment terminates due to Executive’s death or Disability, then Executive will be entitled to receive (A) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (B) any unpaid or unreimbursed expenses incurred in accordance with applicable Company policy and (C) any benefits under the Company’s employee benefit plans in accordance with the terms contained therein (collectively, the “Accrued Obligations”).

(ii) Termination by the Company without Cause; Resignation by Executive for Good Reason and Termination at the Expiration of the Contract Term.

(A) If Executive’s employment hereunder is terminated by the Company without Cause pursuant to Section 7(b) (including the Company’s non-renewal of Executive’s employment under this Agreement) at any time, by Executive for Good Reason pursuant to Section 7(c) or at the expiration of the term at the close of business on December 31, 2027, then (1) Executive will be entitled to receive the Accrued Obligations and (2) so long as (and only if) Executive: (x) executes on or before the Release Expiration Date (as defined below), and does not revoke within any time provided by the Company to do so (such date on which the Release becomes effective, the “Release Effective Date”), a release of all claims in a form acceptable to the Company (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, predecessors, successors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Executive’s employment, engagement, or affiliation with the Company and any other member of the Company Group or the termination of such employment, engagement or affiliation, but excluding all claims to severance payments (including, if applicable, the Late Closing Sale Bonus) Executive may have under this Section 7; and (y) is not in breach of his obligations under Sections 9, 10 and 11, the Company shall pay Executive $5,000,000 (the “Cash Payable Portion”) in cash and $10,000,000 (the “Share Payable Portion”) in fully vested shares of Parent (such total severance payment being referred to as the “Severance Payment”), with the value of the shares deliverable to be determined as of the end of the calendar month ended on or immediately preceding the Termination Date based on the Company’s then enterprise value reduced by all outstanding debts of the Parent and its subsidiaries, as determined in good faith by the Company and approved by the Parent’s board of managers; provided however, that such shares issued shall not exceed 2% of enterprise value of Lea & Eddy Holdings, LLC (the “Share Cap”). The Company shall provide Executive in writing a description in reasonable detail of the manner in which such value was determined. The Severance Payment shall be paid or delivered, whether in cash or shares, not later than the earlier of (i) six months following the Termination Date and (ii) March 15 of the calendar year following the Termination Date. Notwithstanding the foregoing provisions of this Section 7(f)(ii)(A), if the Share Cap does not apply, the Company may, in its sole discretion by written notice to Executive delivered within 30 days following the date of Executive’s termination date elect to settle the obligation to deliver all or a specified portion of the Share Payable Portion in cash in an amount corresponding to the dollar value of the applicable portion of the Share Payable Portion being settled in cash. If the Share Cap does apply, Executive’s consent shall be required to cash out any portion of the Share Payable Portion.

(B) In the event of a Public Listing and the payment of the Public Listing Bonus pursuant to Section 3(d) (and, if applicable, the Public Listing Additional Bonus pursuant to Section 3(e)), Executive shall not be entitled to the Severance Payment and the Severance Payment pursuant to Section 7(f)(ii)(A) shall be automatically cancelled and of no further force or effect; provided, that upon any termination of Executive’s employment for any reason Executive shall remain entitled to any Accrued Obligations.

(C) In the event of a Company Sale or Asset Sale pursuant to Section 3(f) which either (i) occurs on or before December 31, 2027 or (ii) a binding written agreement is entered into on or before December 31, 2027, such transaction closes after December 31, 2027 and such transaction would have resulted in the payment of a bonus under Section 3(f) if the closing had occurred on or before December 31, 2027, the amount of the Severance Payment due and payable under Section 7(f)(ii)(A) shall be reduced, but not below zero, by any amounts actually paid to Executive pursuant to Section 3(f) based on the occurrence of any event described in such Section. Any such reduction in the Severance Payment shall be applied ratably to the Cash Payable Portion and the Share Payable Portion of the Severance Payment. In addition, in the event of a termination of Executive’s employment following a Company Sale or Asset Sale, Executive shall in all events be entitled to the Accrued Obligations and, if such termination is effected by the Company pursuant to Section 7(b) or by Executive pursuant to Section 7(c), to receive an additional severance benefit determined in the same manner as severance benefits payable to the Company’s executive officers under the Company’s generally applicable practices.

(D) If the Release is not executed and returned to the Company on or before the Release Expiration Date, or having delivered the Release, Executive revokes such Release during the required revocation period, then Executive shall not be entitled to any portion of the Severance Payment. As used herein, the “Release Expiration Date” is that date that is twenty-one days following the date upon which the Company delivers the Release to Executive (which shall occur no later than seven days after the date on which Executive’s employment terminates (the “Termination Date”) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967) and Executive is age 40 or over as of the Termination Date, the date that is forty-five days following such delivery date (such twenty-one or forty-five day period, as applicable, the “Review Period”).

(E) The Severance Payment will be subject to applicable taxes and other withholdings; provided that, to the extent any portion of the Severance Payment is payable in shares, Executive shall have the right to elect to have any applicable withholding satisfied through the withholding of shares based on their fair market value.

8. Disclosures.

(a) Executive hereby represents and warrants that as of the Effective Date, there exist (i) no actual or potential Conflicts of Interest and (ii) no current or pending lawsuits, claims, charges or arbitrations filed against or involving Executive or any trust or vehicle owned or controlled by Executive.

(b) Executive hereby represents and warrants that, during the course of discussions and negotiations regarding Executive’s prospective employment with the Company, Executive has not disclosed, transmitted, furnished, or otherwise made available any Confidential Information (as defined below).

(c) Promptly (and in any event, within three Business Days) upon becoming aware of (i) any actual or potential Conflict of Interest or (ii) any lawsuit, claim, charge or arbitration filed against or involving Executive or any trust or vehicle owned or controlled by Executive, in each case, Executive shall disclose such actual or potential Conflict of Interest or such lawsuit, claim, charge or arbitration to the Board. “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York or Dallas, Texas are authorized or required by law to be closed.

(d) A “Conflict of Interest” shall exist when Executive engages in, or plans to engage in, any activities, associations, or interests that conflict in any material way with Executive’s duties, responsibilities, authorities, or obligations for and to any member of the Company Group.

9. Confidentiality. In the course of Executive’s employment with the Company and the performance of Executive’s duties on behalf of the Company Group hereunder, Executive will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Executive’s receipt and access to such Confidential Information, and as a condition of Executive’s employment hereunder, Executive shall comply with this Section 9.

(a) Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Executive acknowledges and agrees that Executive would inevitably use and disclose Confidential Information in violation of this Section 9 if Executive were to violate any of the covenants set forth in Section 10. Executive shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent reasonably required for the performance of Executive’s duties on behalf of the Company Group, Executive shall not remove from facilities of any member of the Company Group any equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by Executive or obtained by the Company Group. The covenants of this Section 9(a) shall apply to all Confidential Information, whether now known or later to become known to Executive during the period that Executive is employed by or affiliated with the Company or any other member of the Company Group.

(b) Notwithstanding any provision of Section 9(a) to the contrary, Executive may make the following disclosures and uses of Confidential Information:

(i) disclosures to other employees of a member of the Company Group who have a need to know Confidential Information in connection with the businesses of the Company Group;

(ii) disclosures and uses that are approved in writing by the Board or are made to business associates of the Company Group in the good faith performance of Executive’s duties for the Company, including, but not limited to, disclosure made in furtherance of the objective of achieving the Public Listing; or

(iii) disclosures to a person or entity that has (A) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (B) agreed in writing to abide by the terms of a confidentiality agreement or is otherwise legally or ethically bound to maintain the confidentiality of information disclosed.

(c) Upon the expiration of the Employment Period, and at any other time upon request of the Company, Executive shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment), other than documents related his rights to compensation or benefits (including, without limitation, this Agreement) in Executive’s possession, custody or control and Executive shall not retain any such documents or other materials or property of the Company Group. Within five days of such expiration or any such request, Executive shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

(d) “Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to Executive (whether conveyed orally or in writing), individually or in conjunction with others, during the period that Executive is employed or engaged by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the

Company’s premises or otherwise) including: (i) technical information of any member of the Company Group, its affiliates, its customers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks); (iii) other valuable, confidential information and trade secrets of any member of the Company Group, its affiliates, its customers or other third parties; and (iv) any other information that is competitively valuable to any member of the Company Group by virtue of not being publicly known. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive’s agents; (B) was available to Executive on a non-confidential basis before its disclosure by a member of the Company Group; or (C) becomes available to Executive on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(e) Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental agency (including the Department of Justice, Department of Labor, National Labor Relations Board, Securities and Exchange Commission, any Inspector General and any other governmental agency, commission, or regulatory authority) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any governmental agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any governmental agency relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.

10. Non-Competition; Non-Solicitation.

(a) The Company shall provide Executive access to Confidential Information for use only during the Employment Period, and Executive acknowledges and agrees that the Company Group will be entrusting Executive, in Executive’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing Executive with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Executive hereunder, Executive has voluntarily agreed to the covenants set forth in this Section 10. Executive agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Executive undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interests.

(b) During the Prohibited Period, Executive shall not, without the prior written approval of the Board, directly or indirectly, for Executive or on behalf of or in conjunction with any other person or entity of any nature:

(i) engage or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, which prohibition shall prevent Executive from directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with any member of the Company Group in the Market Area, or is similar to the Business in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with or providing services to, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (B)) in which Executive’s duties or responsibilities involve direct or indirect responsibilities with respect to the Business.

(ii) appropriate any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area;

(iii) solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group with whom Executive had contact on behalf of any member of the Company Group or about whom Executive obtained Confidential Information or for whom Executive had direct or indirect responsibilities on behalf of the Company Group to cease or lessen such customer’s or supplier’s business with any member of the Company Group; or

(iv) solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group or hire or engage any employee or contractor of any member of the Company Group.

(c) Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 9 and in this Section 10, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.

(d) The covenants in this Section 10, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(e) The following terms shall have the following meanings:

(i) “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Executive provides services or about which Executive obtains Confidential Information during the Employment Period, which business and operations include logistics services.

(ii) “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(iii) “Market Area” shall mean the state of Texas and New Mexico.

(iv) “Prohibited Period” shall mean the period during which Executive is employed by any member of the Company Group and continuing for a period of one year following the date that Executive is no longer employed by any member of the Company Group.

11. Non-Disparagement. During the Employment Period and at all times thereafter, Executive shall not make any statement (either directly or through Executive’s representatives or agents) that is intended, or reasonably may be expected, to become public and which disparages, criticizes, or otherwise harms the reputation, business, prospects, or operations of the Company or any other member of the Company Group. The Company shall instruct its senior executives and members of the Board not to make any statement (either directly or indirectly) that is intended, or reasonably may be expected, to become public and which disparages, criticizes, or otherwise harms the reputation of Executive. Notwithstanding the foregoing, nothing in this Section 11 shall prevent Executive from making any statements required by applicable law or permitted pursuant to Section 9(e) above.

12. Arbitration.

(a) Any dispute, controversy or claim between Executive and any member of the Company Group arising out of or relating to this Agreement or Executive’s employment or engagement with any member of the Company Group (“Disputes”) will be finally settled by arbitration in Houston, Texas in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 12 shall be private, and shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the Dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the Dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. All Disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any Dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. The party whom the Arbitrator determines is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees and costs associated with such arbitration and associated judgment. This Section 12 shall be governed by the Federal Arbitration Act, 9 U.S.C. §1, et seq.

(b) Notwithstanding Section 12(a), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 9 through 11; provided, however, that the remainder of any such Dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 12.

(c) By entering into this Agreement and entering into the arbitration provisions of this Section 12, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(d) Nothing in this Section 12 shall prohibit a party to this Agreement from instituting litigation to enforce any arbitration award. Further, nothing in this Section 12 precludes Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.

(e) Notwithstanding anything in this Section 12, to the extent that any dispute, controversy or claim between Executive and the Company arises out of or relates to the LLC Agreement, such dispute, controversy or claim shall be governed by the terms and conditions set forth in the LLC Agreement.

13. Defense of Claims. During the Employment Period and thereafter, upon request from the Company, Executive shall: (a) cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Executive’s actual or prior areas of responsibility, and (b) provide such information as the Company may reasonably request with respect to Executive’s services performed for the Company and the other members of the Company Group.

14. Section 280G. Notwithstanding any provision of this Agreement or any other plan, agreement, or arrangement to the contrary, if any of the payments or benefits provided or to be provided by the Company or any other member of the Company Group to Executive pursuant to this Agreement or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder, and would, but for this Section 14, be subject to the excise tax imposed under Section 4999 of the Code, then such Covered Payments shall be either (a) reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to such excise tax or (b) paid in full to Executive, whichever results in Executive receiving a greater aggregate net after-tax amount of the Covered Payments. If a reduction in Covered Payments is required, such reduction shall be made in a manner that maximizes Executive’s economic position and, to the extent consistent therewith, shall be applied first to payments that are not compensation for services, then pro rata among other Covered Payments in a manner consistent with Section 409A (as defined below).

15. Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.

16. Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended, restated or otherwise modified from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof.

Unless the context requires otherwise, the word “or” is not exclusive. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

17. Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 12 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Houston, Texas.

18. Executive’s Legal Fees. Promptly (and no event later than 45 days) following delivery of a written invoice therefor, the Company shall pay Executive’s legal fees incurred in connection with the negotiation and execution of this Agreement, subject to a cap of $50,000.

19. Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersedes all prior and contemporaneous agreements and understandings (including that certain offer letter entered into by the Company and Executive, effective November __, 2025 or any similar agreement), oral or written, between the parties hereto concerning the subject matter hereof; provided, however, that in the event that Executive is subject to any other restrictive covenants with respect to any member of the Company Group (including with respect to confidentiality or non-disclosure, non-competition, non-solicitation, intellectual property, and non-disparagement), the restrictive covenants contained in this Agreement shall complement and be in addition to, and not supersede or be in lieu of, such other restrictive covenants (which shall remain in full force and effect in accordance with the terms thereof). This Agreement may be amended only by a written instrument executed by both parties hereto.

20. Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.

21. Assignment. This Agreement is personal to Executive, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Executive. The Company may assign this Agreement without Executive’s consent, including to any member of the Company Group and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of the Company. Notwithstanding the foregoing, the parties acknowledge and agree that the Company’s assignment of this Agreement to EagleRock shall occur automatically upon the IPO Effective Date, without any further action required by any party, and EagleRock shall thereupon assume all of Hydrosource Logistics, LLC’s rights, responsibilities, and obligations under this Agreement.

22. Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first Business Day after such notice is sent by express overnight courier service, or (c) on the second Business Day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

EagleRock Land, LLC

9655 Katy Freeway, Suite 375

Houston, Texas 77024

Attn: Gregory Pipkin Jr.

If to Executive, addressed to:

Neal Shah

[***]

23. Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

24. Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Executive and any member of the Company Group prior to the termination of Executive’s employment with the Company or any member of the Company Group, any termination of Executive’s employment shall constitute, as applicable, an automatic resignation of Executive: (a) as an officer of the Company and each other member of the Company Group; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive serves as such Company Group member’s designee or other representative.

25. Section 409A.

(a) Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Executive’s taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, however, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(c) Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date.

(d) Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

26. Effect of Termination. The provisions of Sections 7, 9-15 and 24-25 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Executive and the Company.

27. Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Executive’s obligations under Sections 8-13 and 24-25 and shall be entitled to enforce such obligations as if a party hereto.

28. Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions (and such provision after removal of the invalid or unenforceable portion thereof) shall remain in full force and effect.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

Executive and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

EXECUTIVE

/s/ Neal Shah
Neal Shah

HYDROSOURCE LOGISTICS, LLC

By:	/s/ Elo Peter Omavuezi
Name:	Elo Peter Omavuezi
Title:	Chief Financial Officer

EAGLEROCK LAND, LLC

By:	/s/ Greg Pipkin Jr.
Name:	Greg Pipkin Jr.
Title:	Chief Executive Officer

SIGNATURE PAGE TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

EXHIBIT A

[Omitted.]

EXHIBIT A